Exhibit 99.1

Contact:

David Calusdian

Sharon Merrill

(617) 542-5300

Donald R. Peck

LoJack Corporation

(781) 302-4200

LOJACK CORPORATION REPORTS

SECOND QUARTER 2012 RESULTS

Second Quarter Highlights

•	U.S. Revenue Increases 6% as Domestic Business Remains Strong

•	Domestic Dealer Unit Volume Up 8% over Second Quarter of 2011

•	International Economic and Trade Tensions Dampen Revenue Growth

•	Gross Profit Margin Percentage Climbs 110 bps to 52.1%

•	Company Reiterates 2012 Guidance

Canton, MA, August 6, 2012 – LoJack Corporation (NASDAQ GS:”LOJN”), the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, today reported its financial results for the second quarter ended June 30, 2012.

Consolidated revenue for the second quarter of 2012 was $31.7 million, compared with $33.5 million in the same quarter last year. U.S. Revenue improved 6% to $22.0 million from $20.8 million in the same quarter last year. Revenue from the company’s International operations for the second quarter of 2012 decreased to $6.4 million, from $9.1 million in the same quarter last year.

“Our domestic performance demonstrates the strides we have made to close the gap between the growth of the retail auto market and our U.S. business,” said Randy Ortiz, LoJack’s Chief Executive Officer and President. “Our domestic dealer unit volume increased 8% in the second quarter of 2012, reflecting the disciplined, targeted strategy we have implemented to focus our U.S. field team on top-volume dealer groups, strengthen our relationship with agents and expand the level of integration with our dealer partners. We believe that these initiatives increase the LoJack value proposition for both customers and consumers.”

“Favorable market trends also benefitted our domestic business in the second quarter,” Mr. Ortiz continued. “Market share gains among leading Japanese brands contributed to solid year-over-year unit growth during the quarter for LoJack, and we gained traction in key domestic brands. Pent-up demand fueled by a favorable automobile credit environment, lower interest rates and new products remain key drivers in the industry recovery.”

“Internationally, the ongoing economic downturn across Europe adversely affected the sale of new vehicles and LoJack products in the second quarter, while in emerging markets the economic outlook remains mixed and trade tensions persist,” Mr. Ortiz said. “One international market that continues on a positive trajectory is Italy, where revenue within our LoJack Italia subsidiary increased despite a decline in automobile registrations during the second quarter. Year-to-date our subscriber base in Italy is up 46% from the same period in 2011.”

Consolidated gross profit for the second quarter of 2012 was $16.5 million, or 52.1% of revenue, compared with $17.1 million, or 51.0% of revenue, in the same quarter last year, due to a lower cost of product revenue in the 2012 period.

Operating expenses in the second quarter of 2012 were $18.0 million compared with $17.1 million in the second quarter of 2011, primarily related to higher personnel costs and consulting expenses.

Net loss to LoJack Corporation for the second quarter of 2012 was $2.2 million, or $0.13 per share, compared with net income of $0.2 million, or $0.01 per diluted share, in the second quarter of 2011.

Adjusted EBITDA for the second quarter of 2012, which includes the items reflected in Table 1, was $0.4 million, compared with $2.5 million in the second quarter of 2011.

Business Outlook

“We believe that the strategic steps we are taking to grow our domestic business, combined with the continued stability of the U.S. auto market, position our North American segment for a strong second half of 2012,” Mr. Ortiz said. “The U.S. production schedule is forecast to increase 12-15% in the third quarter, as Japanese makers continue to rebuild inventories following last year’s tragic tsunami and as U.S. consumers replace aging vehicles. We also expect domestic growth to be partially offset by continued economic turbulence in Europe, which will adversely affect International revenues. Based on our ongoing discussions with our top volume licensees, we believe market conditions that have impacted the timely submission of International orders should be resolved in the second half of the year. Therefore, we reiterate our guidance that our consolidated revenues for full-year 2012 will increase 3 to 7 percent over 2011 levels.”

Second-Quarter Financial Results Conference Call

In conjunction with its second-quarter 2012 financial results, LoJack will host a conference call for investors and analysts at 5:00 p.m. ET today. To access the webcast of the call, log onto http://www.lojack.com(click “About Us,” “Investor Relations,” and then click “Events and Presentations”). The live call can also be accessed by dialing (877) 868-1835 or (914) 495-8581. An archive of the webcast will be available on the company’s website.

About LoJack Corporation

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered nearly USD$4 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, and Africa. For more information, visit http://www.lojack.com.

Safe Harbor Regarding Forward Looking Statements

From time to time, information provided by the company or statements made by its employees may contain “forward-looking”statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning (i) the company’s markets, portfolio of dealers and brands, (ii) conditions in the automotive industry and market trends, including in the United States, Europe, Italy and emerging markets, (iii) customer demand and expected timing of licensee purchases, (iv) the company’s strategic initiatives and plans for growth and future operations and products, including our integration with our dealers, and our relationships with agents, and (v) the company’s future financial performance, including expected revenue and adjusted EBITDA). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services;(ii) our ability to obtain financing from lenders; (iii)the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) our relationships with our licensees and agents and the strength of their business; (vi) the presence of competitors with greater technical, marketing, and financial resources; (vii) the company’s customers’ ability to access the credit markets, including changes in interest rates; (viii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (ix) the company’s ability to successfully expand its operations;(x) conditions in the automotive retail market; (xi) changes in customer demand and automotive production schedules, and (xii) changes in general economic or geopolitical conditions, including the European debt crisis and persisting trade tensions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the company’s other filings with the Securities and Exchange Commission.

Readers should not place undue reliance on any forward-looking statements, which only speak as of the date made. Except as required by law, the company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Non-GAAP Reconciliation

(in thousands)

	Three Months ended	Three Months ended
	June 30, 2012	June 30, 2011
Net (loss) income, as reported	$(2,229)	$200
Adjusted for:
Provision for income taxes	239	380
Other income (expense)	(460)	529

Operating (loss) income	(1,530)	51

Adjusted for:
Depreciation and amortization	1,317	1,773
Stock compensation expense	650	647

Adjusted EBITDA	$437	$2,471

	Six Months ended	Six Months ended
	June 30, 2012	June 30, 2011
Net loss, as reported	$(2,524)	$(1,432)
Adjusted for:
Provision for income taxes	497	601
Other income (expense)	148	1,760

Operating loss	(2,175)	(2,591)

Adjusted for:
Depreciation and amortization	2,514	3,540
Stock compensation expense	1,522	1,325

Adjusted EBITDA	$1,861	$2,274

LoJack Corporation and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	June 30,
	2012	2011
	(unaudited)
Revenue	$31,663	$33,521
Cost of goods sold	15,160	16,412

Gross profit	16,503	17,109
Costs and expenses:
Product development	1,308	1,231
Sales and marketing	7,698	6,616
General and administrative	7,810	7,539
Depreciation and amortization	1,217	1,672

Total	18,033	17,058

Operating (loss) income	(1,530)	51
Other income (expense):
Interest income	43	90
Interest expense	(187)	(164)
Other, net	(316)	603

Total	(460)	529

Loss before provision for income taxes	(1,990)	580
Provision for income taxes	239	380

Net (loss) income	(2,229)	200
Net loss attributable to noncontrolling interest in consolidated subsidiary	(4)	(21)

Net (loss) income attributable to LoJack Corporation	$(2,225)	$221

Net (loss) income per diluted share attributable to LoJack Corporation	$(0.13)	$0.01

Weighted average diluted common shares outstanding	17,500,282	17,991,562

LoJack Corporation and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Six Months Ended
	June 30,
	2012	2011
	(unaudited)
Revenue	$65,965	$63,860
Cost of goods sold	30,799	31,711

Gross profit	35,166	32,149
Costs and expenses:
Product development	2,823	2,679
Sales and marketing	14,668	13,202
General and administrative	17,493	15,521
Depreciation and amortization	2,357	3,338

Total	37,341	34,740

Operating loss	(2,175)	(2,591)
Other income (expense):
Interest income	83	820
Interest expense	(357)	(328)
Other, net	422	1,268

Total	148	1,760

Loss before provision for income taxes	(2,027)	(831)
Provision for income taxes	497	601

Net loss	(2,524)	(1,432)
Net income (loss) attributable to noncontrolling interest in consolidated subsidiary	9	(47)

Net loss attributable to LoJack Corporation	$(2,533)	$(1,385)

Net loss per diluted share attributable to LoJack Corporation	$(0.15)	$(0.08)

Weighted average diluted common shares outstanding	17,444,405	17,564,203

LoJack Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,539	$49,645
Restricted cash	225	225
Marketable securities at fair value	1,977	1,778
Accounts receivable, net	23,578	28,492
Inventories	9,700	6,628
Prepaid and other expenses	3,008	3,016
Prepaid and receivable income taxes	782	429
Deferred income taxes	504	504

Total current assets	81,313	90,717
PROPERTY AND EQUIPMENT	11,777	13,426
DEFERRED INCOME TAXES	134	124
INTANGIBLE ASSETS—NET	105	110
GOODWILL	1,717	1,717
OTHER ASSETS—NET	7,120	8,189

TOTAL ASSETS	$102,166	$114,283

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short term debt	$274	$274
Accounts payable	3,599	6,222
Accrued and other liabilities	10,848	12,107
Current portion of deferred revenue	15,318	19,007
Accrued compensation	3,147	4,211

Total current liabilities	33,186	41,821
LONG TERM DEBT	12,278	11,013
DEFERRED REVENUE	15,584	19,430
DEFERRED INCOME TAXES	313	313
OTHER ACCRUED LIABILITIES	4,027	3,684
ACCRUED COMPENSATION	1,157	1,241

Total liabilities	66,545	77,502

COMMITMENTS AND CONTINGENT LIABILITIES
EQUITY:
Preferred stock—$.01 par value; authorized, 10,000,000 shares	—	—
Common stock—$.01 par value; authorized, 35,000,000 shares; issued and outstanding 18,225,343 at June 30, 2012 and 18,101,003 at December 31, 2011	182	181
Additional paid-in capital	22,485	21,265
Accumulated other comprehensive income	6,579	6,435
Retained earnings	6,587	9,120

Total LoJack Corporation equity	35,833	37,001
Noncontrolling interest in subsidiary	(212)	(220)

Total equity	35,621	36,781

TOTAL LIABILITIES AND EQUITY	$102,166	$114,283